Exhibit 23.1

New York Office: 805 Third Avenue New York, NY 10022 212.838.5100 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 Amendment No. 6 of our report dated September 3, 2025, relating to the financial statements of Crown Reserve Acquisition Corp. I as of and for the period ended from April 29, 2025 (inception) to May 15, 2025, which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, NY

September 23, 2025

New York, NY   Washington DC   Mumbai & Pune, India   San Francisco, CA

Houston, TX   Boca Raton, FL   Las Vegas, NV   Beijing, China   Athens, Greece

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